Exhibit 99.1

N E W S B U L L E T I N	RE:
FROM:		Med-Design Corporation 2810 Bunsen Avenue Ventura, CA 93003
Nasdaq: MEDC

FOR FURTHER INFORMATION:

AT THE COMPANY		FOR MEDIA
Larry Ellis Chief Financial Officer (805) 339-0375	David Dowsett Acting Chief Executive Officer (805) 339-0375 x103	Denise Portner Tierney Communications (215) 790-4395

FOR IMMEDIATE RELEASE
March 29, 2006
The Med-Design Corporation Announces Fourth Quarter
and 2005 Financial Results
Company to Discuss 2005 Results on Conference Call at 4:30 p.m. EST Wednesday, March 29st
Ventura, CA (March 29, 2006) —The Med-Design Corporation (NASDAQ: MEDC), a leader in the design and development of safety needle products for medical use, announced financial results for the fourth quarter and full year 2005.
Financial Results:
Fourth Quarter Results
The net loss for the fourth quarter of 2005 was $1,378,432 or $0.08 per share, compared to a net loss of $1,540,915 or $0.09 per share for the corresponding period in 2004. Revenue for the fourth quarter of 2005 was $1,016,807, an increase of $191,615 as compared to $825,192 for the corresponding period in 2004. General and administrative and research and development expenses for the fourth quarter were $1,597,843, a decrease of $199,893 as compared to $1,797,736 for the corresponding period in 2004.
Included in the net loss for the fourth quarter 2005 are expenses of $452,000 related to Med-Design’s pending merger transaction with Specialized Health Products International, Inc. and the write off of goodwill of $232,053 related to the acquisition in 2004 of the Safety Huber Needle business.
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2005 Financial Results
Med-Design’s net loss for the year ended December 31, 2005 was $4,858,702 or $0.29 per share compared to a net loss of $6,161,348 or $0.37 per share for the year 2004. Revenue in 2005 was $3,366,108, an increase of $1,592,601 as compared to $1,773,507 in 2004. General and administrative and research and development expenses were $5,503,932, a decrease of $1,125,475 as compared to $6,629,407 in 2004.
The increase in revenue was due primarily to an increase in sales of the Safety Huber Needle of $1,251,491, although royalties also increased by $309,334. Med-Design also received $50,000 in development fees related to its Dual Chamber Mixing Device.
General and administrative expenses were $4,624,441, a decrease of $817,131 as compared to $5,441,572 for the year 2004. A decrease in stock based compensation of $398,538, a decrease in accounting fees related to the Sarbanes Oxley of $250,000 and a decrease in travel related expenses of $98,000 were offset by expenses related to the merger transaction. Research and development expenses were $879,491 for 2005, a decrease of $308,344 as compared to $1,187,835 for 2004. The decrease in research and development expenses was due primarily to a reduction in expenditures for the employee compensation.
Contributing to the net loss for the year is a loss from the write off of fixed assets related to the Safety Dental Syringe of $464,397, a product Med-Design discontinued in the first quarter of 2005 and the write off of goodwill of $232,053 related to the acquisition of the Safety Huber Needle.
Med-Design had total cash, cash equivalents and available for sale securities as of December 31, 2005 of approximately $9,940,800 as compared to $14,600,000 at December 31, 2004.
On November 22, 2005, Med-Design announced plans to merge companies with a subsidiary of Specialized Healthcare Products International, Inc. (SHPI). Under the merger agreement, stockholders of Med-Design will collectively receive equity of SHPI equal to approximately 33% of the outstanding shares of the combined company following the merger. We expect to mail a proxy statement in the near future, and the merger is anticipated to close in the middle of the second quarter 2006, subject to the approval of the stockholders of each company and completion of customary closing conditions.
Company Outlook:
David Dowsett, Acting Chief Executive Officer of Med-Design, commented, “In the fourth quarter 2005, we experienced a continuation of trends seen in the past several quarters. Revenues of our core products, the Safe-Step® Huber Needle, and Becton Dickenson and Company’s Vacutainer™ Push Button Blood Collection Set and Integra Syringe, each grew compared to the third quarter of 2005 and over the last year. These three products are now firmly established in the market and we anticipate each will continue to grow.

However, efforts to expand the company’s product technologies into other fields were less successful. During the year we removed the Safety Dental Syringe from the market due to lack of sales and we were unable to identify a development partner for the Dual Chamber Mixing Device.
Despite our progress in increasing revenues and cutting spending, we recognized these achievements alone would not justify maintaining Med-Design as a stand-alone public entity. Therefore, last November we entered into the merger agreement with SHPI, another leading provider of safety products. It is our belief that the merger of the two companies will result in a combined organization that will be a stronger, more competitive company capable of achieving greater financial strength, operational efficiencies, earning power, access to capital and growth potential than either company would have achieved separately.”
Conference Call Information
Med-Design will host a conference call that will be broadcast simultaneously on the Internet to present and discuss fourth quarter and 2005 financial results at 4:30 p.m. EST (1:30 p.m. PST) on Wednesday, March 29, 2006. Individuals wishing to view the Webcast can access the event at www.med-design.com.
Toll-free telephone lines have been set up to listen to the presentation and participate in a question and answer session.
•	Call-in number: 866-383-8003

•	Password: 58763419
A recorded version of the presentation can be accessed one hour after the conclusion of the call until April 13, 2006.
•	Call-in number: 888-286-8010

•	Password: 94819505
Forward Looking Statements
This release contains forward looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, including, among others, statements regarding anticipated growth of the Safety Huber Needle and the Becton Dickenson Vacutainer™ Push Button Blood Collection Set and Integra Syringe, the timing of a proposed merger with SHPI and the strength of the combined company following the merger. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward looking statements including lack of demand or low demand for our products or those of Becton Dickenson or for safety products generally, and other factors discussed in our filings with the Securities and Exchange Commission.
For more information on The Med-Design Corporation please access the Web site at www.med-design.com.

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2005	2004
ASSETS
Current Assets:
Cash and cash equivalents	$1,084,834	$3,964,388
Available-for-sale securities	8,855,993	10,635,882
Trade receivables	812,101	386,979
Inventory	295,207	39,250
Prepaid expenses and other current assets	172,907	236,265

Total current assets	11,221,042	15,262,764

Property, plant, and equipment, net	179,971	714,477
Patents, net of accumulated amortization of $1,260,391 and $1,046,700 at December 31, 2005 and December 31, 2004, respectively	1,735,040	1,816,760
Investment in acquired license rights	5,754,048	6,150,879
Goodwill	—	232,053

Total Assets	$18,890,101	$24,176,933

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term payable	$250,000	$250,000
Accounts payable	194,914	458,122
Accrued compensation and benefits	157,894	111,912
Accrued professional fees	125,000	325,000
Other accrued expenses	36,830	68,742

Total current liabilities	764,638	1,213,776
Long-term payable, less current maturities	232,284	456,342

Total liabilities	996,922	1,670,118

Commitments and contingencies (Note 8)

Stockholders’ equity:
Preferred stock, $.01 par value, 4,700,000 shares authorized; no shares outstanding	—	—
Common stock, $.01 par value, 30,000,000 shares authorized; 16,874,486 shares and 16,749,486 shares issued and outstanding as of December 31, 2005 and December 31, 2004, respectively	168,745	167,495
Additional paid-in capital	72,058,469	71,917,610
Accumulated deficit	(54,299,781)	(49,441,079)
Accumulated other comprehensive (loss) income	(34,254)	(137,211)

Total stockholders’ equity	17,893,179	22,506,815

Total Liabilities and Stockholders’ Equity	$18,890,101	$24,176,933

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2005	2004	2003
Revenue Product sales	$2,263,852	$1,030,585	$168,471
Licensing royalties	1,052,256	742,922	658,254
Product development	50,000	—	—

Total revenue	3,366,108	1,773,507	826,725

Operating expense:
Product costs	2,132,866	1,469,581	153,953
Impairment of goodwill	232,053	—	—
General and administrative	4,624,441	5,441,572	5,927,713
Research and development	879,491	1,187,835	1,484,891
Write-off of fixed assets	464,397	—	—
Total operating expenses	8,333,248	8,098,988	7,566,557

Loss from operations	(4,967,140)	(6,325,461)	(6,739,832)
Interest expense	(35,940)	(26,136)	(422)
Investment income	478,545	591,588	526,935
Realized gain (loss) on investments	(334,167)	(401,319)	166,830

Net loss	$(4,858,702)	$(6,161,348)	$(6,046,489)

Basic and diluted loss per common share	$(0.29)	$(0.37)	$(0.42)

Weighted average common shares outstanding	16,750,856	16,712,934	14,282,613